EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to use in this Post-Effective Amendment No. 127 to Registration Statement No. 02-90946 on Form N-1A of our report dated April 5, 2007, relating to the financial statements of Emerging Markets Income Portfolio, appearing in the Statement of Additional Information of the Eaton Vance Emerging Markets Income Fund, which is part of such Registration Statement and to the reference to us under the heading “Other Service Providers - Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Eaton Vance Emerging Markets Income Fund, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

June 27, 2007
Boston, Massachusetts

C-25